EXHIBIT 10.2

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of January 23, 2014

among

ZULILY, INC.,

as the Borrower,

CITIBANK, N.A.,

as Administrative Agent, Lead Arranger, Sole Book Runner,

Collateral Agent and L/C Issuer,

MERRILL LYNCH, PIERCE, FENNER & SMITH,

as

Syndication Agent

and

The Other Lenders Party Hereto

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES	61

5.01	Existence, Qualification and Power	61
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership of Property; Liens	63
5.09	Environmental Compliance	63
5.10	Insurance	63
5.11	Taxes	63
5.12	ERISA Compliance	64
5.13	Subsidiaries; Equity Interests	65
5.14	Margin Regulations; Investment Company Act	65
5.15	Disclosure	65
5.16	Compliance with Laws	65
5.17	Taxpayer Identification Number	66
5.18	Intellectual Property; Licenses, Etc	66
5.19	OFAC	66

ARTICLE VI	AFFIRMATIVE COVENANTS	66

6.01	Financial Statements	66
6.02	Certificates; Other Information	68
6.03	Notices	70
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc	70
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	72
6.12	Additional Guarantors	72

ARTICLE VII	NEGATIVE COVENANTS	72

7.01	Liens	72
7.02	Investments	74
7.03	Indebtedness	76
7.04	Fundamental Changes	78
7.05	Dispositions	78
7.06	Restricted Payments	80

7.07	Change in Nature of Business	80
7.08	Transactions with Affiliates	81
7.09	Burdensome Agreements	81
7.10	Use of Proceeds	81
7.11	Financial Covenants	81
7.12	Capital Expenditures	82
7.13	Sanctions	82

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	83

8.01	Events of Default	83
8.02	Remedies Upon Event of Default	85
8.03	Application of Funds	85

ARTICLE IX	ADMINISTRATIVE AGENT	87

9.01	Appointment and Authority	87
9.02	Rights as a Lender	87
9.03	Exculpatory Provisions	87
9.04	Reliance by Administrative Agent	88
9.05	Delegation of Duties	89
9.06	Resignation of Administrative Agent	89
9.07	Non-Reliance on Administrative Agent and Other Lenders	90
9.08	No Other Duties, Etc.	91
9.09	Administrative Agent May File Proofs of Claim	91
9.10	Collateral and Guaranty Matters	92

ARTICLE X	MISCELLANEOUS	92

10.01	Amendments, Etc.	92
10.02	Notices; Effectiveness; Electronic Communication	94
10.03	No Waiver; Cumulative Remedies; Enforcement	96
10.04	Expenses; Indemnity; Damage Waiver	97
10.05	Payments Set Aside	99
10.06	Successors and Assigns	100
10.07	Treatment of Certain Information; Confidentiality	104
10.08	Right of Setoff	105
10.09	Interest Rate Limitation	106
10.10	Counterparts; Integration; Effectiveness	106
10.11	Survival of Representations and Warranties	107
10.12	Severability	107
10.13	Replacement of Lenders	107
10.14	Governing Law; Jurisdiction; Etc.	108
10.15	Waiver of Jury Trial	109
10.16	No Advisory or Fiduciary Responsibility	109

10.17	Electronic Execution of Assignments and Certain Other Documents	110
10.18	USA PATRIOT Act	110
10.19	Time of the Essence	111
10.20	Keepwell	111

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Forms of U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 23, 2014, among ZULILY, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIBANK, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner, Collateral Agent and L/C Issuer and MERRILL LYNCH, PIERCE, FENNER & SMITH, as Syndication Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Administrative Agent” means Citibank in its capacity as Administrative Agent, Lead Arranger, Sole Book Runner, under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum,:

Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate +
0.175%	2.50%	1.50%

“Applicable Withholding Agent” means with respect to a payment made under any Loan Document, the Borrower, a Loan Party or the Administrative Agent if such Person is obligated to withhold U.S. federal tax from such payment under the Code.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Citibank, in its capacity as Lead Arranger and Sole Book Runner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (c) the Eurodollar Rate plus two percent (2.00%). The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cash” means unrestricted cash and Cash Equivalents.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) marketable direct obligations issued or unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition;

(b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(c) Citibank’s certificates of deposit issued maturing no more than one (1) year after issue;

(d) time deposits (including eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper (including without limitation promissory notes or other borrowings) rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, as of the date of acquisition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(e) commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P as of the date of acquisition, in each case with maturities of not more than one year from the date of acquisition thereof;

(f) repurchase obligations of any commercial bank (or any Affiliate thereof) satisfying the requirements of clause (c) or (d) above, having a term of not more than 12 months;

(g) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision (including any municipality) or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” by S&P or at least “A1” by Moody’s as of the date of acquisition and, in each case, with a maturity of not more than one year from the date of acquisition;

(h) securities and loans with maturities of one year or less from the date of acquisition issued by, or backed by a standby letter of credit issued by, any commercial bank satisfying the requirements of clause (c) or (d) above;

(i) shares in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P;

(j) in the case of any Foreign Subsidiary, investments denominated in the currency of foreign jurisdictions with a maturity of not more than two years from the date of acquisition which are substantially similar (including creditworthiness, but with duration as described in this clause (j)) to the items specified in clauses (a) through (i) of this definition made in the ordinary course of business (and which, in the case of investments denominated in the currency of a jurisdiction other than the jurisdiction in which such Foreign Subsidiary is organized, are made for non-speculative bona fide business purposes);

(k) securities of government sponsored entities having ratings of at least Aaa by Moody’s or AAA by S&P as of the date of acquisition and having maturities not more than one year from the date of acquisition thereof;

(l) Investments by Foreign Subsidiaries in Indebtedness issued by persons with a long term rating of “A3” or higher from Moody’s or “A-” or higher from S&P, with maturities not more than 24 months after the date of acquisition by such Foreign Subsidiary; and

(m) other investments maintained from time to time in accordance with the investment policy of the Borrower in the form delivered to the Administrative Agent prior to the Closing Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; provided further that the implementation of, and compliance with, FATCA including any intergovernmental agreements established pursuant to FATCA shall not be deemed to be a “Change in Law”.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any Permitted Investor and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40.00%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Citibank” means CITIBANK, N.A. and its successors.

“Closing Date” means the date hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” has the meaning assigned in the Security Agreement.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) non-cash stock compensation expense; and, (vi) subject to Required Lenders’ prior written consent not to be unreasonably withheld or delayed, and in such amounts as Required Lenders may reasonably agree: (w) severance and other similar or related costs incurred in connection with restructurings, (v) costs and expenses incurred in connection with the initial public offering of Borrower’s Equity Interests, (x) costs incurred in connection with Permitted Acquisitions, other permitted Investments, permitted Dispositions and other similar permitted transactions, (y) costs incurred in connection with debt and/or equity transactions that are permitted by this Agreement including costs and expenses associated with this Agreement and (z) non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or relates to a write-down, write off or reserve with respect to accounts or inventory), and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all lease and rental expense, (b) Consolidated Scheduled Funded Debt Payments and (c) the cash portion of Consolidated Interest Charges.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (x) the sum of (i) Consolidated Adjusted EBITDA, plus (ii) lease and rental expense, minus (y) (i) the greater of (A) Maintenance Capital Expenditures for such period or (B) Five Million Dollars ($5,000,000), (ii) cash Taxes and (iii) dividends and other Restricted Payments paid in cash; all for the period of the twelve (12) months ending on such date, to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clause (a) above of Persons other than the Borrower or any Subsidiary, and (c) all Indebtedness of the types referred to in clauses (a) through (b) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Outstanding Amount of all Loans as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Scheduled Funded Debt Payments” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition, “scheduled payments of principal” shall not include any voluntary or mandatory prepayments.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the L/C Issuer; in each case as such accounts are identified in Schedule 7.02 to the Disclosure Letter, as such Schedule may be updated by the Borrower from time to time.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Liabilities” means all Obligations and liabilities of the Borrower to the Lenders (or any of them) hereunder, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year; provided, however, that Current Liabilities shall not include current tax liabilities to the extent of any current tax assets which offset or otherwise reduce such tax liabilities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2.00%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2.00%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2.00%) per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by Borrower to the Administrative Agent to the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (excluding any direct or indirect Subsidiary substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more Foreign Subsidiaries).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, however, that Equity Interests shall exclude any Indebtedness that is convertible into or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Citibank to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Citibank to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an

“eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.19 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to (A) such Lender’s assignor immediately before such Lender became a party hereto or (B) such Lender immediately before it changed its Lending Office, and in each case such Lender did not have a Lending Office to which such payment could otherwise be made free of U.S. federal withholding Taxes, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal

Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 20, 2013, among the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any political subdivision of the United States.

“Foreign Subsidiary Holding Company” means any direct or indirect Subsidiary, all or substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person providing a Guaranty in favor of the Administrative Agent and the Lenders.

“Guaranty” means the Guaranty made by any Guarantor in favor of the Administrative Agent and the Lenders, in form and content reasonably acceptable to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) payroll liabilities and deferred compensation and (iii) any purchase price adjustment, royalty, earnout, contingent payment or deferred payment of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted hereunder, to the extent the same mature or otherwise become due or payable after the Maturity Date, and, in the case of trade accounts payable, not past due for more than sixty (60) days after the date on which such trade account payable was due);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any mandatory payment prior to the Maturity Date in respect of any Equity Interests, valued, in the case of a mandatorily redeemable preferred interest, at its involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month during the term hereof and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (or, to the extent available to all Lenders, nine (9) or twelve (12) months), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Citibank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to Fifteen Million Dollars ($15,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Security Agreement, the Share Pledge Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter, and any Guaranty.

“Loan Parties” means, collectively, the Borrower and any Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Maintenance Capital Expenditures” means the actual amount of capital expenditures required to maintain Borrower’s and its Subsidiaries’ operations in the ordinary course of business, in each case to the extent required to be capitalized under GAAP on the balance sheet of the Borrower and its Subsidiaries on a consolidated basis.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means January 23, 2016; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred ten percent (110%) of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and any hedge agreements or cash management agreements of the Borrower to which a Lender or its Affiliate is a party, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Event of Default has occurred and is continuing or would immediately result from such Acquisition, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four (4) fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and immediately prior to and after giving effect to such Acquisition, (d) the aggregate cash consideration with respect to such Permitted Acquisition, taken together with all other Permitted Acquisitions consummated pursuant to Section 7.02(g)(i) during the term of this Agreement, shall not exceed Fifty Million Dollars ($50,000,000); provided, however, that the foregoing limitation of this clause (d) shall not apply with respect to any such Permitted Acquisition so long as, at the time of and on a pro forma basis immediately prior and after giving effect thereto, (x) the Borrower and its Subsidiaries shall have cash and Cash Equivalents in Controlled Accounts, taken together with availability under Section 2.01 of this Agreement, of not less than Fifty Million Dollars ($50,000,000); and (y) the Borrower and its Subsidiaries shall have trailing twelve (12) month Consolidated Adjusted EBITDA of not less than Twenty Million Dollars ($20,000,000); and (e) with respect to any Acquisition the consideration for which exceeds Fifty Million Dollars ($50,000,000), the Borrower has provided to the Administrative Agent notice of the proposed Acquisition, including confirmation of compliance with the preceding subclauses (a) through (d), no later than fifteen (15) days prior to the proposed date of consummation of any such Acquisition.

“Permitted Investor” means each of (a) Darrell Cavens, (b) Mark Vadon, (c) Dan Levitan, (d) August Capital and (e) Andreesen Horowitz, and any Affiliates of any of the foregoing.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap

Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quick Ratio” means, as of any date of determination, the ratio of (a) Cash plus the Borrower’s net trade accounts receivable, to (b) the Borrower’s Current Liabilities plus the noncurrent portion of the Obligations.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50.00%) of the Total Credit Exposures of all Lenders; provided that, when the Total Credit Exposure, as of any date of determination, is held by two (2) Lenders, “Required Lenders” shall mean both Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations at such time.

“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sanction(s)” means any international economic sanction administered or enforced OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Security Agreement by and between the Borrower and the Administrative Agent.

“Share Pledge Documents” means that certain Charge Over Shares, and such other agreements and instruments reasonably deemed necessary by Administrative Agent to grant and maintain the perfection of the security interest over the Equity Interests of Zulily UK, as more particularly described therein; all in form and content reasonably acceptable to Administrative Agent.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.19).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means Ten Million Dollars ($10,000,000).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Liabilities” means, on any day, obligations that should, under GAAP, be classified as liabilities on the Borrower’s consolidated balance sheet.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Zulily UK” means Zulily UK Ltd., an entity organized under the laws of England and Wales, and a wholly-owned Subsidiary of Borrower.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) All pro forma computations required to be made hereunder giving effect to any Permitted Acquisition, Investment or Restricted Payment shall be calculated after giving effect to such transaction (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction (and any other such transactions) had occurred on the first day of the applicable measurement period, and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired (if applicable).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of

Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a whole multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or a whole multiple of Fifty Thousand Dollars ($50,000) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the L/C Issuer, the Letter of Credit is in an initial stated amount less than Seventy Five Thousand Dollars ($75,000);

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such

Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable

Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth (10th) day (or the next succeeding Business Day if such date is not a Business Day) after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 [Intentionally Omitted.]

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of Five Hundred Thousand Dollars ($500,000) or a whole multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or a whole multiple of Fifty Thousand Dollars ($50,000) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that such notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) [Intentionally Omitted.]

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million Dollars ($10,000,000) or any whole multiple of One Million Dollars ($1,000,000) in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Any notice of termination delivered pursuant to this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the

Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 [Intentionally Omitted.]

2.15 [Intentionally Omitted.]

2.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citibank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an Applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by an Applicable Withholding Agent, then the Applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Applicable Withholding Agent shall be required by the Code or any applicable Laws other than the Code or otherwise to withhold or deduct any Taxes, including both United States Federal backup withholding and any other withholding taxes, from any payment, then (A) the Applicable Withholding Agent shall withhold or make such deductions as are determined by such Applicable Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the

Applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(i) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). Any amounts set off by the Administrative Agent in respect of amounts paid by a Loan Party to the Administrative Agent shall be treated as having been paid by such Loan Party for purposes of the Loan Documents.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner of payments made to it, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) on or about the date the Administrative Agent becomes a party hereto (but, in any case, prior to the date that the first payment is made from the Borrower to the Administrative Agent or any successor Administrative Agent), the Administrative Agent, and any successor Administrative Agent that is a U.S. Person, shall deliver an IRS Form W-9 to the Borrower, and any successor Administrative Agent that is not a U.S. Person shall, promptly upon its appointment as such, provide any and all forms described in Section 3.01(e)(ii)(C) above.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority and the requirement to repay such refund to such Governmental Authority is not due to the Recipient’s failure to file a timely and accurate form or certification or timely update such form or certification as required pursuant to Section 3.01(e). Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection if (i) such Recipient has filed timely and accurate forms or certifications or timely updated such forms or certifications as required pursuant to Section 3.01(e), and (ii) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Laws” includes FATCA.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base

Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or

(b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, and each other Loan Document, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in Delaware, Washington and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Cooley LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) a duly completed Compliance Certificate as of the last day of the fiscal month of the Borrower ended on November 30, 2013, signed by a Responsible Officer of the Borrower;

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require; and

(x) a UCC Financing Statement, duly filed in the Office of the Secretary of State of the State of Delaware, identifying the Administrative Agent as Secured Party, the Borrower as the Debtor, and the Collateral as the collateral.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before January 23, 2014.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Security Agreement.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated September 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 to the Disclosure Letter sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Administrative Agent on or prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. Except as disclosed on Schedule 5.06 to the Disclosure Letter, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Borrower after due inquiry, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all U.S. federal and state income tax returns and all other material tax returns and reports required to be filed, and have paid all U.S. federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither the Borrower nor any Subsidiary has received any written notice of a tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of the Borrower, nothing has occurred that would reasonably be expect to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Responsible Officers of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 to the Disclosure Letter, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 to the Disclosure Letter free and clear of all Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 to the Disclosure Letter.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by management to be reasonable at the time.

5.16 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary or any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary does not infringe on any rights of any other Person.

5.19 OFAC. No Loan Party, nor to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent or the L/C Issuer) of Sanctions.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, (other than contingent or unasserted indemnification obligations), or any Letter of Credit shall remain outstanding (excluding any Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 29, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ending March 30, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the first two (2) months of each fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, the related consolidated statements of income or operations for such month and for the portion of the Borrower’s fiscal year then ended, and cash flows for the portion of the Borrower’s fiscal year then ended, all in reasonable detail, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as available, but in any event not more than sixty (60) days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (provided that any failure by Borrower to comply with clause (i) or (ii) of this proviso shall not give rise to a Default or Event of Default). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the

Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly upon a Responsible Officer becoming aware of the same, notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case that that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event; and

(d) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 1.03 (b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all U.S. federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, other than a Lien permitted by Section 7.01; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except where the failure to pay such Indebtedness could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ (or, ten (10) days’ for non-payment of premium) prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower, upon reasonable advance notice to the Borrower and during the Borrower’s normal business hours, as often as may be reasonably desired (but no more than once in any 12-month period unless an Event of Default has occurred and is continuing); provided, that (a) unless an Event of Default has occurred and is continuing, the Borrower shall be obligated to reimburse the Administrative Agent for only one (1) such visit and inspection in each fiscal year of the Borrower and (b) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Additional Guarantors. Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent or unasserted indemnification obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (excluding any Letter of Credit that has been Cash Collateralized), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 to the Disclosure Letter and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, with adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by GAAP;

(d) Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than forty-five (45) days or, if overdue for more than forty-five (45) days, are being contested in good faith and by appropriate proceedings diligently conducted, with adequate reserves with respect thereto maintained on the books of the applicable Person to the extent required by GAAP;

(e) pledges, deposits or other similar Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) pledges, deposits and other Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business;

(g) easements, rights-of-way, reservations, covenants, conditions, restrictions, minor defects and irregularities in the title to any real property and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing writs of attachment or similar instruments or judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j) Licenses, sublicenses, leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(m) customary rights of setoff, or statutory bankers’ liens, upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens on property existing at the time such property or the Person owning such Property is acquired by, merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any property other than the property subject to such Liens on the date such property or Person is acquired by, merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary, (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.03; and (iv) such acquisition, merger, consolidation or investment is permitted by this Agreement;

(p) the replacement, extension or renewal of any Lien permitted by Section 7.01(p) or 7.01(q) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(q) any put, call or similar rights outstanding on the Closing Date and described on Schedule 7.02 of the Disclosure Letter;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Investment permitted by Section 7.02;

(t) Liens consisting of cash collateral securing Indebtedness permitted by Section 7.03(h) or (i);

(u) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 7.03(j);

(v) sales, transfers, licenses, leases or other dispositions of assets permitted by Section 7.05 and in connection therewith, customary rights and restrictions contained in agreements relating to such sales, transfers, licenses, leases or other dispositions pending the completion thereof, or in the case of a license, during the term thereof and any option or other agreement to sell, transfer, license, lease or dispose of any asset permitted by Section 7.05; and

(w) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed One Million Dollars ($1,000,000) at any one time.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) Investments outstanding on the date hereof and set forth in Schedule 7.02 to the Disclosure Letter;

(c) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) (i) Investments in any Loan Party; (ii) Investments by any Loan Party in any Subsidiary that is not a Loan Party, not to exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year; and (iii) Investments by any Subsidiary that is a Loan Party in another Subsidiary that is a Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.03;

(g) (i) Permitted Acquisitions and (ii) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(h) Investments consisting of non-cash consideration received in connection with a sale, transfer, license, lease or other disposition that is permitted by Section 7.05;

(i) Investments consisting of Swap Contracts permitted by Section 7.03(d); and

(j) other Investments, provided that at the time of and on a pro forma basis immediately after the making of such Investment, (i) no Event of Default has occurred and is continuing or would immediately result from such Investment, (ii) in the case of an Acquisition consisting of the purchase of all or substantially all of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four (4) fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and immediately prior to and after giving effect to such Investment, and (iv) the aggregate cash consideration with respect to such Investment shall not exceed Fifty Million Dollars ($50,000,000); provided, however, that the foregoing limitation of this clause (iv) shall not apply with respect to any such Investment so long as, at the time of and on a pro forma basis immediately prior and after giving effect thereto, (x) the Borrower and its Subsidiaries shall have cash and Cash Equivalents in Controlled

Accounts, taken together with availability under Section 2.01 of this Agreement, of not less than Fifty Million Dollars ($50,000,000); and (y) the Borrower and its Subsidiaries shall have trailing twelve (12) month Consolidated Adjusted EBITDA of not less than Twenty Million Dollars ($20,000,000).

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or replacement except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms, taken as a whole, of such refinancing, refunding, renewal, extension or replacement are not materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewed, extended or replaced;

(c) Guarantees of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower and intercompany Indebtedness permitted under Section 7.02;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness at any one time outstanding shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000) and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, and any refinancing, renewal, extension or replacement in respect thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (ii) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee such Indebtedness and (iii) such Indebtedness shall be unsecured except to the extent permitted by Section 7.01(o) or Section 7.01(v);

(g) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with sales, transfers, licenses, leases or other dispositions not prohibited by Section 7.05;

(h) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management agreements;

(i) Letters of Credit issued (x) by Citibank, but not in its capacity as L/C Issuer under this Agreement, in an aggregate face amount not to exceed Seven Million Dollars ($7,000,000), on terms and conditions acceptable to Citibank; and (y) other than by Citibank, whether in its capacity as L/C Issuer or otherwise, to support the operations of Borrower’s Foreign Subsidiaries, in an aggregate face amount not to exceed Five Million Dollars ($5,000,000);

(j) Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance); not to exceed One Million Dollars ($1,000,000) in the aggregate at any time during the term hereof; and

(k) unsecured Indebtedness in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000) at any time outstanding.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower or any Subsidiary may merge or consolidate with (i) any Loan Party, provided that in the case of a merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person and, in any other case, a Guarantor is the surviving person, or (ii) any one or more other Subsidiaries; provided that when any wholly-owned Subsidiary is merging or consolidating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) the Borrower or any Subsidiary may merge or consolidate with any other Person in connection with a Permitted Acquisition; provided that if the Borrower is a party thereto then the Borrower is the continuing or surviving Person; and

(c) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that (x) such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (y) if such Subsidiary is a Loan Party, all remaining assets of such Loan Party are transferred to any Borrower or another Guarantor or disposed of in compliance with Section 7.05.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to any Loan Party or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04; and

(f) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar or replacement property that is acquired within five (5) Business Days after such disposition or (ii) the proceeds of such disposition are applied to the purchase price of similar or replacement property that is acquired within five (5) Business Days after such disposition;

(g) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(j) the sale, transfer or other Dispositions of Investments permitted under Section 7.02(a) for fair market value;

(k) any Recovery Event;

(l) Dispositions permitted by Section 7.06;

(m) non-exclusive licenses of IP Rights in the ordinary course of business; provided that no license on an exclusive basis within any particular geographic region or territory shall be deemed to be exclusive for purposes of this definition;

(n) the sale, transfer, license, lease or other Disposition of any property with a fair market value of less than One Million Dollars ($1,000,000) in the aggregate in any fiscal year of the Borrower;

(o) Dispositions of non-core assets acquired in any Permitted Acquisition or other Investment; provided that such sales shall be consummated within two years of such Permitted Acquisition or Investment; and

(p) other Dispositions of intangible property to Foreign Subsidiaries made in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries; provided, that (I) at the time of and on a pro forma basis immediately prior and after giving effect thereto, (x) the Borrower and its Subsidiaries shall have cash and Cash Equivalents in Controlled Accounts taken together with availability under Section 2.01 of this Agreement of not less than Fifty Million Dollars ($50,000,000); and (y) the Borrower and its Subsidiaries shall have trailing twelve (12) month Consolidated Adjusted EBITDA of not less than Twenty Million Dollars ($20,000,000), and no such Disposition consummated while the conditions set forth in the foregoing subclauses (x) and (y) are satisfied shall be deemed to violate this Section 7.05(p); and (II) the Borrower shall have pledged to Administrative Agent sixty-five percent (65%) of the Equity Interests of each such Foreign Subsidiary, and taken such actions with respect thereto as Administrative Agent may reasonably request; and

provided, however, that any Disposition pursuant to subsections (a) through (o) (other than subsections (d) and (g)) shall be for not less than fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower and each Subsidiary may repurchase (i) Equity Interests upon the exercise of Equity Interests if such Equity Interests represent a portion of the exercise price of such Equity Interests and (ii) Equity Interests from any current or former officer, director, employee or consultant to comply with Tax withholding obligations relating to Taxes payable by such person upon the grant or award of such Equity Interests (or upon vesting thereof); not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for each fiscal year of Borrower;

(e) the Borrower and each Subsidiary may make Restricted Payments pursuant to and in accordance with stock incentive plans or other employee benefit plans for directors, officers or employees of Borrower or any Subsidiary;

(f) so long as no Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, the Borrower and each Subsidiary may purchase Equity Interests from present or former officers, directors or employees of Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, in an aggregate amount not exceeding Five Million Dollars ($5,000,000) in the aggregate during this Agreement; and

(g) other Restricted Payments, provided that at the time of and on a pro forma basis immediately after the making of such Restricted Payments, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) after giving effect to such Restricted Payments.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or similar or complementary thereto or reasonable extensions thereof.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, or Section 7.05 and any intercompany transactions among Loan Parties, (d) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees of the Borrower or any of its Subsidiaries, (e) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s or any of its Subsidiary’s board of directors, (f) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (g) loans and advances to officers, directors and employees made in accordance with Section 7.02, (h) Restricted Payments permitted by Section 7.06, (i) Dispositions permitted by Section 7.05(d), (g) and (p), (j) sales of Equity Interests of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (k) except as otherwise specifically limited by this Agreement, other transactions which are on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Obligations of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of any Lender; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e), (f) or (j) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Quick Ratio. Permit the Quick Ratio, measured monthly as of the last day of any calendar month, to be less than 1.10 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, measured monthly as of the last day of any calendar month, to be less than 1.35 to 1.00.

(c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio, measured as of the end of any period of four (4) fiscal quarters of the Borrower, to be greater than 2.00 to 1.00.

7.12 Capital Expenditures. Make or become legally obligated to make any capital expenditure (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2014	$64,000,000
2015	$45,000,000;

provided, however, that so long as no Event of Default has occurred and is continuing or would result from such capital expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in successive fiscal years; provided further, that this Section 7.12 shall not apply to any such capital expenditure if, at the time of and on a pro forma basis immediately after the making of such capital expenditure, (i) no Event of Default has occurred and is continuing or would immediately result from such capital expenditure, (ii) the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four (4) fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and immediately prior to and after giving effect to such capital expenditure, and (iii) the aggregate cash expended with respect to such capital expenditure, taken together with all other capital expenditures consummated during the term of this Agreement, shall not exceed the amounts set forth above the for the respective periods; provided, however, that the foregoing limitation of this clause (iii) shall not apply with respect to any such capital expenditure so long as, at the time of and on a pro forma basis immediately prior and after giving effect thereto, (x) the Borrower and its Subsidiaries shall have cash and Cash Equivalents in Controlled Accounts, taken together with availability under Section 2.01 of this Agreement, of not less than Fifty Million Dollars ($50,000,000); and (y) the Borrower and its Subsidiaries shall have trailing twelve (12) month Consolidated Adjusted EBITDA of not less than Twenty Million Dollars ($20,000,000).

7.13 Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, Arranger, Administrative Agent or L/C Issuer) of any Sanctions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, or 6.12, or Article VII hereunder or Article IV of the Security Agreement, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required but without further passage of time, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including reasonable fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, or otherwise arising under any hedge agreements or cash management agreements of the Borrower to which a Lender or its Affiliate is a party, ratably among the Lenders (or their Affiliates, as applicable) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, Lead Arranger, Sole Book Runner,. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent, Lead Arranger, Sole Book Runner, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent, Lead Arranger, Sole Book Runner, and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent, Lead Arranger, Sole Book Runner, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent, Lead Arranger, Sole Book Runner,.

(d) Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Citibank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Runners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release all or substantially all of the Collateral, the value of any Guaranty or the Borrower without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent, Lead Arranger, Sole Book Runner,) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent, Lead Arranger, Sole Book Runner, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, and except with respect to the Borrower’s obligations under Article III (to the extent the same may be construed as such damages), no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of Three Thousand Five Hundred Dollars ($3,500); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to Borrower, the Administrative Agent and the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent, Lead Arranger, Sole Book Runner,) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Commitment and Loans pursuant to subsection (b) above, Citibank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as L/C Issuer. If Citibank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citibank to effectively assume the obligations of Citibank with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such

Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT

OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Keepwell. Each Loan Party that is a Qualified ECP Guarantor shall jointly and severally, absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each other Specified Loan Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.20 constitute, and this Section 10.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZULILY, INC.

By:	/s/ Marc Stolzman
Name: Marc Stolzman Title: Chief Financial Officer

Signature Page to Credit Agreement

CITIBANK, N.A., as Administrative Agent, Lead Arranger and Sole Book Runner

By:	/s/ William Allen
Name: William Allen Title: SVP

Signature Page to Credit Agreement

CITIBANK, N.A., as Lender and L/C Issuer

By:	/s/ William Allen
Name: William Allen Title: SVP

Signature Page to Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH, as Syndication Agent

By:	/s/ Ronald J. Drobny
Name: Ronald J. Drobny Title: Senior Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Ronald J. Drobny
Name: Ronald J. Drobny Title: Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
CITIBANK, N.A.	$30,000,000.00	60.00%
BANK OF AMERICA, N.A.	$20,000,000.00	40.00%
Total	$50,000,000.00	100.000000000%

Schedule 2.01

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

ZULILY, INC.:

2200 First Avenue South

Seattle, WA 98134

Attention: Legal

Telephone: (206) 454-3322

Facsimile: (206) 299-3772

Electronic Mail: drunnette@zulily.com

Website Address:        http://www.zulily.com/

Taxpayer Identification Number: 27-1202105

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Citibank, N.A.

1001 Page Mill Road, Building 4

Palo Alto, CA 94304

Attention: William Allen; Senior Vice President

Telephone: (650) 798-8478

Facsimile: (877) 845-7384

Electronic Mail: bill.allen@citi.com

Account No.: 564000164

Ref: Zulily, Inc.

ABA# 321171184

Other Notices as Administrative Agent:

Citibank, N.A.

1001 Page Mill Road, Building 4

Palo Alto, CA 94304

Attention: William Allen; Senior Vice President

Telephone: (650) 798-8478

Facsimile: (877) 845-7384

Electronic Mail: bill.allen@citi.com

Schedule 10.02 - 1

L/C ISSUER:

Citibank, N.A.

1001 Page Mill Road, Building 4

Palo Alto, CA 94304

Attention: William Allen; Senior Vice President

Telephone: (650) 798-8478

Facsimile: (877) 845-7384

Electronic Mail: bill.allen@citi.com

Schedule 10.02 - 2

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:        Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner,

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ZULILY, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner and L/C Issuer.

The undersigned hereby requests (select one):

☐    A Borrowing of Committed Loans        ☐  A conversion or continuation of Loans

1. On                                                                   (a Business Day).

2. In the amount of $                                    .

3. Comprised of                                                                                                                       .

[Type of Committed Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of                      months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

ZULILY, INC.

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ZULILY, INC.

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner,

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ZULILY, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for month-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(c) of the Agreement for the month of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

C-1

Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

[Balance of Page Intentionally Left Blank]

C-2

Form of Compliance Certificate

[Use following paragraph 5 for quarter-end financial statements when any Loans are outstanding under the Agreement]

5. Except as set forth below, the representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a), (b) and (c), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

ZULILY, INC.

By:
Name:
Title:

C -3

Form of Compliance Certificate

For the Month/Quarter/Year ended             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I. Section 7.11(a) – Quick Ratio.

A. Cash and Cash Equivalents:

1. unrestricted Cash in Controlled Accounts:	$__________

2. Cash Equivalents:	$__________

B. Net trade A/R:	$__________

C. Cash and Cash Equivalents plus net trade A/R (Lines I.A.1 + I.A.2 + I.B):	$__________

D. Current Liabilities:

1. outstanding Obligations under the Loan Documents:	$__________

2. Total Liabilities that mature within 1 year:	$__________

3. noncurrent portion of the Obligations:	$__________

4. net current tax liabilities (Line I.D.4.1 – I.D.4.2)	$__________

4.1 current tax liabilities	$__________

4.2 current tax assets	$__________

5. Current Liabilities (Lines I.D1 + I.D.2 + I.D.3 + I.D.4):	$__________

E. Quick Ratio (Line I.C ÷ Line I.D.5):	________ to 1.00
MinimumRequired: 1.10 to 1.00

II. Section 7.11 (b) – Consolidated Fixed Charge Coverage Ratio.

A. Consolidated Adjusted EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1. Consolidated Net Income for Subject Period:	$__________

2. Consolidated Interest Charges for Subject Period:	$__________

3. Provision for income taxes for Subject Period:	$__________

4. Depreciation expenses for Subject Period:	$__________

5. Amortization expenses for Subject Period:	$__________

Schedule 1 to Compliance Certificate

6. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$__________

7. Non-cash stock compensation expense:	$__________

8. Subject to Required Lenders prior written consent, including with respect to amounts (Lines II.A8(a) + (b) + (c) + (d) + (e):	$__________

a. severance and other similar or related costs incurred in connection with restructurings	$__________

b. costs and expenses incurred in connection with the initial public offering of Borrower’s Equity Interests	$__________

c. costs incurred in connection with Permitted Acquisitions, other permitted Investments, permitted Dispositions and other similar permitted transactions	$__________

d. costs incurred in connection with debt and/or equity transactions that are permitted by the Credit Agreement including costs and expenses associated with the Credit Agreement	$__________

e. non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or relates to a write-down, write off or reserve with respect to accounts or inventory)

$__________

9. Income tax credits for Subject Period:	$__________

10. Non-cash additions to Consolidated Net Income for Subject Period:	$__________

11. Consolidated Adjusted EBITDA (Lines II.A1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 – 9 – 10):	$__________

12. Lease and Rental Expense:	$__________

13. Greater of Maintenance Capital Expenditures or $5,000,000:	$__________

14. cash Taxes:	$__________

15. cash dividends and other cash Restricted Payments:	$__________

B. Consolidated Fixed Charges for Subject Period:

1. Lease and Rental Expense:	$__________

2. Consolidated Scheduled Funded Debt Payments:	$__________

Schedule 1 to Compliance Certificate

3. Cash portion of Consolidated Interest Charges:	$	__________

4. Consolidated Fixed Charges (Lines II.B1 + 2 + 3):	$	__________

C. Consolidated Fixed Charge Coverage Ratio (Line II.A.11 + II.A.12 – Lines II.A.13, 14 and 15 ÷ Line II.B.4):		________ to 1.00

Minimumrequired: 1.35 to 1.00

III. Section 7.11(c) – Consolidated Senior Leverage Ratio.[1]

A. Outstanding Amount of all Loans at Statement Date:	$	__________

B. Consolidated Adjusted EBITDA for Subject Period (Line II.A.11 above):	$	__________

C. Consolidated Leverage Ratio (Line III.A ÷ Line III.B):	$	__________

Maximumpermitted: 2.00 to 1.00

[Balance of Page Intentionally Left Blank]

[1]	Section III shall only be included in a Compliance Certificate if such Compliance Certificate relates to quarterly or annual reporting, and shall be omitted in the case of a Compliance Certificates relating solely to monthly reporting.

Schedule 1 to Compliance Certificate

IV. Section 7.12 — Capital Expenditures.

A. Capital expenditures made during fiscal year to date:	$__________

B. Maximum permitted capital expenditures (2014: $64,000,000; 2015: 45,000,000):	$__________

C. Excess (deficient) for covenant compliance (Line IV.B – IV.A):	$__________

D. If excess for covenant compliance:

1. no Event of Default has occurred and is continuing or would immediately result from such capital expenditure?	Yes // No

2. is the Borrower in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four (4) fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and immediately prior to and after giving effect to such capital expenditure?

Attach Completed Compliance Cert.

3. at the time of and on a pro forma basis immediately prior and after giving effect thereto:

(x) does the Borrower and its Subsidiaries have cash and Cash Equivalents in Controlled Accounts, taken together with availability under Section 2.01 of this Agreement, of not less than Fifty Million Dollars ($50,000,000)?

Yes // No

• cash and Cash Equivalents in Controlled Accounts	$__________

• amount available under Section 2.01	$__________

4. TTM Consolidated Adjusted EBITDA of not less than $20,000,000? (Line II.A.11 above for the TTM)	$__________

Schedule 1 to Compliance Certificate

For the Month/Quarter/Year ended             (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated Adjusted EBITDA

(in accordance with the definition of Consolidated Adjusted EBITDA as set forth in the Agreement)

Consolidated Adjusted EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ non-recurring non-cash expenses

+ non- cash stock compensation expense

+ subject to Required Lenders prior written consent, including with respect to amounts:

severance and other similar or related costs incurred in connection with restructurings

C-1

Schedule 2 to Compliance Certificate

costs and expenses incurred in connection with the initial public offering of Borrower’s Equity Interests costs incurred in connection with Permitted Acquisitions, other permitted Investments, permitted Dispositions and other similar permitted transactions costs incurred in connection with debt and/or equity transactions that are permitted by the Credit Agreement including costs and expenses associated with the Credit Agreement non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or relates to a write-down, write off or reserve with respect to accounts or inventory)

- income tax credits

- non-cash income

= Consolidated Adjusted EBITDA

C-2

Schedule 2 to Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount and equal to the percentage interest identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignors:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignees:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): ZULILY, INC., a Delaware corporation

D-1-1

Form of Assignment and Assumption

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of January 23, 2014, among Borrower, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Lead Arranger, Sole Book Runner and L/C Issuer.

6.	Assigned Interests:

Assignor	Assignee	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

D-1-2

Form of Assignment and Assumption

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[Consented to:
ZULILY, INC.][2]

By:
Title:

[2]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

D-1-3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section     thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D-1-4

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-5

Form of Assignment and Assumption

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[form to be provided]

D-2-1

Form of Administrative Questionnaire

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ZULILY, INC., a Delaware corporation, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a correct and complete certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. For the avoidance of doubt, such a certificate described in (2) of the preceding sentence shall be updated and provided by the undersigned to the Administrative Agent and the Borrower prior to the next applicable payment date following a change described in (1) of the preceding sentence.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ ___, 20[     ]

U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ZULILY, INC., a Delaware corporation, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Borrower and the Administrative Agent with a correct and complete certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. For the avoidance of doubt, such a certificate described in (2) of the preceding sentence shall be updated and provided to by the undersigned to its participating Lender, the Borrower and the Administrative Agent prior to the next applicable payment date following a change described in (1) of the preceding sentence.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ ___, 20[     ]

U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ZULILY, INC., a Delaware corporation, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Borrower and the Administrative Agent with a correct and complete IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. For the avoidance of doubt, such a certificate described in (2) of the preceding sentence shall be updated and provided to by the undersigned to its participating Lender, the Borrower and the Administrative Agent prior to the next applicable payment date following a change described in (1) of the preceding sentence.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

U.S. Tax Compliance Certificate

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________ ___, 20[     ]

U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ZULILY, INC., a Delaware corporation, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a correct and complete IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. For the avoidance of doubt, such a certificate described in (2) of the preceding sentence shall be updated and provided to by the undersigned to the Administrative Agent and the Borrower prior to the next applicable payment date following a change described in (1) of the preceding sentence.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

U.S. Tax Compliance Certificate

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________ ___, 20[    ]